Exhibit 10.24

AGREEMENT

This Agreement is entered into as of this 15th day of July, 2011 by and between American Crystal Sugar Company (“ACSC”) and Joseph J. Talley (“Executive”).

WHEREAS, Executive is a valuable member of ACSC’s management team, and Executive seeks and ACSC desires to provide Executive with assurances of certain severance benefits in the event Executive’s employment should be terminated by the Company.

NOW, THEREFORE, in consideration of the foregoing, and the mutual covenants and conditions set forth herein, the parties agree as follows:

1.             Severance Payment.  If Executive’s employment is terminated by the Company during the term hereof, the Company will pay Executive a severance payment in an amount equal to one (1) year of Executive’s then current base salary (the “Severance Payment”), payable in a lump sum within sixty (60) days after the effective date of such termination.  In order to be eligible to receive the Severance Payment, Executive must further execute and deliver to the Company a release agreement prepared by the Company to include a release of any and all claims against the Company, its officers, shareholders, employees, agents and representatives, and related entities in substantially the form attached hereto as Exhibit A (the “Release”), and the Release shall not have been rescinded (in whole or in part) and shall have become irrevocable on or before such 60th day.  In addition to the Severance Payment, and subject to and in accordance with Company policy and applicable plan terms, Executive shall be paid the following for the period through his last date of employment (i) Executive’s accrued but unpaid PTO; (ii) any unpaid expense reimbursement; (iii) any vested incentive awards owing to Executive pursuant to the terms and conditions of ACSC’s incentive plans; and (iv) Executive’s other accrued benefits, if any, under any of Company’s other employee benefit plans (e.g., pension plan, 401(k) plan, the SERP). Additionally, should Executive’s employment be terminated by the Company prior to the making of payments or awards under ACSC’s annual and long term incentive plans for fiscal 2011, Executive will be paid and/or awarded the full amounts that would have been due under those incentive plans, determined in a manner consistent with prior years.  Should Executive’s employment be terminated by the Company during fiscal 2012, Executive shall be paid and/or awarded the proportionate amounts that would have been due under the annual and long term incentive plans for fiscal 2012, determined in a manner consistent with prior years.  If Executive resigns from his employment, Executive is not entitled to the Severance Payment set forth above in this Section 1.

2.             Term.  The term of this Agreement shall commence as of the date hereof, and shall continue through the period ending August 31, 2012.  Following expiration of the term hereof, this Agreement shall terminate and Executive shall no longer be entitled to the Severance Payment.

3.             Taxes.  All payments described in this Agreement are subject to payroll taxes, withholdings, and deductions.

4.             Code Section 409A.  Notwithstanding any other provision of this Agreement to the contrary, the parties to this Agreement intend that this Agreement will qualify for the exemption from Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (“Code Section 409A”) that applies to separation pay upon an involuntary separation from service without cause, and shall interpret the Agreement in a manner that will preclude the imposition of additional taxes and interest imposed under Code Section 409A.  The parties agree that the Agreement will be amended (as determined by the Company in its discretion) to the extent necessary to comply with Code Section 409A, as amended from time to time, and the notices and other guidance of general applicability issued thereunder.  All references to “termination of employment” or similar phrases shall be construed to mean “separation from service” as defined in Code Section 409A.

5.             At-Will Status.  Nothing in this Agreement changes the at-will status of Executive’s employment.  Executive remains free to terminate Executive’s employment at any time, for any or no reason, and the Company retains the same right.

6.             Governing Law.  This Agreement will be governed by and construed in accordance with the laws of the state of Minnesota.  Any action relating to this Agreement or arising out of or relating to Executive’s employment or termination thereof, will be instituted and prosecuted in either state court or federal court in the state of Minnesota.

7.             Entire Agreement.  This Agreement constitutes the entire understanding of the parties relating to the subject matter herein and supersedes and terminates all prior agreements, understandings, and negotiations between the parties, whether oral or written, with respect to such subject matter.  No modification, supplement, or amendment of any provision hereof will be valid unless made in writing and signed by the parties.

8.             Successors and Assigns.  This Agreement is personal to Executive and may not be assigned by Executive without the written agreement of the Company.  The rights and obligations of this Agreement will inure to the successors and assigns of the Company.

9.             Captions.  The captions set forth in this Agreement are for convenience only and will not be considered as part of this Agreement or as in any way limiting or amplifying the terms and conditions hereof.

10.          Severability.  In the event that any provision hereof is held invalid or unenforceable by a court of competent jurisdiction, the Company and Executive agree that that part should modified by the court to make it enforceable to the maximum extent possible.  If the part cannot be modified, then that part may be severed and the other parts of this Agreement will remain enforceable.

11.          Counterparts.  More than one counterpart of this Agreement may be executed by the parties hereto, and each fully executed counterpart will be deemed an original.

THE PARTIES HAVE executed this Agreement as of the dates first set forth above.

JOSEPH J. TALLEY

/s/ Joseph J. Talley

AMERICAN CRYSTAL SUGAR COMPANY

By	/s/ David A. Berg
	Its	President and Chief Executive Officer